QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.3

Report of Independent Accountants on
Financial Statement Schedules

To the Board of Directors of
InsWeb Corporation:

        Our audit of the consolidated financial statements referred to in our report dated January 31, 2001, which report and consolidated financial statements appear in this Annual Report on Form 10-K, also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Sacramento, California
January 31, 2001

QuickLinks

  EXHIBIT 23.3
Report of Independent Accountants on Financial Statement Schedules